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                                                          Exhibit 99.B(h)(ix)(b)


          AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement dated April 30, 2002 by and between, JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA"), JEFFERSON PILOT FINANCIAL INSURANCE COMPANY, DEUTSCHE ASSET MANAGEMENT, INC. AND DWS INVESTMENTS VIT FUNDS (Formerly DEUTSCHE ASSET MANAGEMENT VIT FUNDS) is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

Whereas, effective April 2, 2007 JPF Separate Account B will be renamed Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.

   2. All references to New Jersey are replaced with New York.

   3. All references to JPF Separate Account B are replaced with Lincoln Life and Annuity Flexible Premium Variable Life Account JA-B.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.


JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY        DWS INVESTMENTS VIT FUNDS

By: ___________________                              By: ___________________

Name: ________________                               Name: ________________

Date: _________________                              Date: _________________

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DEUTSCHE ASSET MANAGEMENT, INC.

By: ___________________

Name: ________________

Date: _________________

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

By: ___________________

Name: ________________

Date: _________________